Exhibit 10(b)- Employment Agreement with Burt Steinberg


                                  EXHIBIT 10(b)


Employment Agreement with Burt Steinberg

August 15, 2001


     The following agreement will take effect September 1, 2001. This agreement will supercede all previous agreements.

1. Employment Status - To maintain certain benefits we will consider Burt a "Full time employee" for benefit purposes.

2. Base Compensation - To be paid $100,000 per year for 60 days of work per year.

3. MIP Bonus - Bonus to be paid for FY2001, but ineligible while working at this schedule.

4. Stock Options - All present options will continue to vest as scheduled, provided Burt works the agreed time and continues to serve on the Board of Directors. It is our intent to have all options vest.

5. ERP - Deferred Comp - This plan currently matches 50% of 1st 5% plus 2.5% of base salary. (For a total of 5% of base salary or $5,000). Burt may continue to defer compensation in this plan.

6. ERP - Dress Barn $1.0 mil Split Dollar - Burt is now 100% vested due to age 55 and minimum of 10 years service. Dress Barn will continue to fund at $53,989 regardless of status.

7. J. Hancock Split Dollar Life Policy - Dress Barn will administer policy according to current written contract. Burt will reimburse the annual cost of money (not compounded).

8. Dress Barn Basic Life Insurance - Eligible for one times base salary in company paid life insurance.

9.   Aetna Life Insurance - Policy not renewed last year.

10.  Met Life Insurance - Policy will not be renewed this year.

11. Company Car - Not eligible since not commuting daily. Would be paid regular mileage rate if travels by car on company business.

12.  Medical/Dental Plan - Eligible as approved by Aetna as a special situation.

13.  Short Term Disability - Eligibility based on New York State requirements.

14.  Supplementary Short Term Disability - Eligible

15.  Long Term Disability - Eligible on contributory basis.

16. Vacations & Holidays - Not eligible for future vacations and holidays, however will be eligible for untaken vacation earned January 1, 2001. (Estimated to be 17 days as of September 1, 2001) This will be "run out" during September.

17.  Personal Days & Sick Pay - Not eligible.

18.  Merchandise Discount - Eligible for normal discount privileges.

19.  Travel Accident Insurance - Eligible if traveling on Company business.

20. Dress Barn Board of Directors - Will be nominated for another 3 year term. Burt would not be eligible for Outside Director's Fee as long as employed under the above arrangement.

21. Other Board of Director's positions or Employment - Prior to accepting nomination for other Boards, consultative assignments or employment, Burt will request approval from Chairman of Dress Barn. This approval will not to be unreasonably withheld and will be based on the competitive status of the other company to Dress Barn.

22. This employment relationship will be subject to renewal in three years (September 1, 2004). The employment relationship may not be changed by either party until the end of this three (3) year period.

Accepted by:


/S/ ELLIOT JAFFE           8/15/01            /S/ BURT STEINBERG       8/15/01
    Elliot Jaffe            Date                  Burt Steinberg        Date
    Chairman & CEO                                Vice Chairman